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                                                                  EXHIBIT 10.23


                               [Enodis LETTERHEAD]



                                                             May 31, 2002



Mr. David Odum
1717 Los Alamos
Punta Gorda, FL  33950

Dear Dave:

         Reference is made to the letter agreement dated as of October 1, 2001 (the "Employment Agreement") from Enodis Corporation to you in connection with your employment by the Company and certain of its divisions and/or subsidiaries. (Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such term in the Employment Agreement.) The purpose of this letter is to confirm our discussions and agreement relating to the termination of your employment with the Company.

         1. The last day of your employment by Enodis Corporation and any of its divisions, subsidiaries or affiliates (the "Company") will be May 31, 2002 (the "Termination Date") and that as of the Termination Date you hereby resign as an officer and director of the Company. From time to time during the six months immediately following the Termination Date, you will make yourself reasonably available to and shall otherwise cooperate with the Company to render advice and assistance in connection with the Company's business and any litigations or proceedings involving the Company, and you agree to continue thereafter to cooperate with the Company and make yourself reasonably available to the Company at a reasonable hourly or per diem rate in connection with any claims, litigations or proceedings brought by or against the Company.

         2. You understand and agree that the announcement of your intended departure will be made in May, when the Company announces its half year results. You and the Company will cooperate with each other to make a smooth transition and to put an upbeat tone on your departure.

         3. In accordance with the terms of your Employment Agreement and in consideration of your release of the Company as set forth therein, the Company will provide the following:

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                  (a) You will continue to receive your base salary at the
rate of $324,500 per annum ("Base Salary") and other benefits through the Termination Date.

                  (b) You acknowledge that you are not entitled to any bonus in respect of the Company's 2002 fiscal year. You will receive all of your Executive Benefits, as described in Paragraph 3 of the Employment Agreement, through the Termination Date.

                  (c) The Company will pay your accrued and unused vacation as of the Termination Date at the rate of $ 889.04 per day. As of the date hereof, assuming no further vacation days are used prior to the Termination Date, you will have twenty-two (22) days of unused vacation as of the Termination Date.

                  (d) The Company will pay your Termination Payment of 24 months' Base Salary in a lump sum on the Termination Date instead of the manner provided in Paragraph 10 of the Employment Agreement. You acknowledge that Paragraphs 9, 10, 11 and 12 of the Employment Agreement will cease to have any further force or effect as of the date of this Agreement.

                  (e) All of your outstanding stock options shall expire and cease to be exercisable on the Termination Date, unless such options otherwise expire by their terms prior to such date and you acknowledge that you shall have no right to be granted any new stock options after the date of this Agreement.

                  (f) The Company will make an additional payment to you of $18,000, subject to applicable withholding, within five (5) business days following the Termination Date.

         4. You agree that you will not, directly or indirectly, on your own behalf or on behalf of any person, firm or corporation (i) for a period of one year from and after the Termination Date, engage in or participate in any business, as an owner, employee, consultant, officer, director, contractor or otherwise which is engaged in the design, manufacture, sale, marketing or distribution of commercial retail refrigeration equipment of the type manufactured and sold by the Company's Kysor/Warren, Kysor Panel Systems and Austral businesses. You acknowledge that the restrictions in Paragraph 8 of the Employment Agreement shall remain in full force and effect in accordance with its terms, all of which shall be deemed incorporated herein. The parties acknowledge that if you breach the terms of this Paragraph, the Company shall suffer irreparable damages which will be impossible to measure in money damages and will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to injunctive or other equitable relief, without the necessity of posting a bond, and you hereby waive any claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the claim or defense that the Company has an adequate remedy at law, and you shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

         5. You acknowledge that the period of your entitlement to post termination medical coverage under COBRA will commence on July 1, 2002.

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         6. RELEASE. (a) You hereby agree on behalf of yourself, your heirs, administrators, executors and assigns, to release and forever discharge the Company, its affiliates, predecessors, officers, directors, employees, trustees, administrators, agents, employee benefit plans and their fiduciaries, or other representatives of the Company, and their successors and assigns (collectively the "Released Parties"), from any and all suits, debts, claims, demands, judgments, actions, charges and causes of action of any nature or kind whatsoever, which you now have or have ever had to the date of this Agreement and between the date hereof and the Termination Date against the Released Parties, or any of them, including, without limitation, any claims or charges under federal, state or local laws, concerning civil rights, age discrimination, employee benefits, wrongful discharge or workers' compensation, or any claims which may have arisen in connection with your employment with the Company or the termination thereof. You agree and understand that this Agreement releases any claim of age discrimination that you may have against the Company under the Federal Age Discrimination in Employment Act. You acknowledge and agree that except as set forth in subparagraph a)0 below, the release provided in this Agreement will constitute a "general release," and will extend to all claims, whether or not known to or suspected by you prior to the execution of this release.

                  (b) This Paragraph a) is not intended to release, diminish or otherwise affect your rights under: (i) any vested monies or other benefits to which you might be entitled under or pursuant to the Company's 401(k) plan, deferred compensation or similar plans, (ii) the obligations of the Company under this Agreement; and (iii) any rights you may have in connection with your service as an officer, employee or agent of the Company to be represented, reimbursed, or indemnified by the Company under any law, corporate by-law or agreement, or under any insurance or similar program, in connection with any court action, arbitration or other litigated proceeding not initiated by you or by a third party on your behalf, or to pursue an action for the purpose of enforcing any such rights.

         7. It is agreed that by entering into this Agreement, neither you nor the Company make any admission of any failings or wrongdoing. Neither you nor the Company, its officers, directors and affiliates shall make any defamatory statements or remarks about the other.

         8. You also will receive reimbursement for business travel or other appropriate business expenses that you have incurred prior to the Termination Date in compliance with Company travel and entertainment expense policies, assuming that you have submitted all necessary paperwork under Company policy. You agree that you will submit any outstanding paperwork for business expenses no later than the Termination Date, which shall thereafter be processed in accordance with normal policy.

         9. Except for the payments provided for herein, you agree and acknowledge that the Company has paid you all of your wages, commissions, bonuses and accrued vacation pay or other compensation payments of every kind through the date hereof.

         10. You further warrant and agree that you will not disclose to any person, firm, corporation, association or other entity any confidential information concerning the Company which was acquired during the course of your employment. On the Termination Date, you will return all Company property in your possession, except as otherwise provided in this Agreement.

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For purposes of this Agreement, confidential information shall mean and include all non-public information, knowledge and data concerning the Company and its affiliates, its business, customers and affairs including, without limitation, all proprietary information, trade secrets, business plans and projections, sources of supply, pricing information, know-how, analyses, compilations, patents, unannounced projects and internal practices and procedures. Confidential information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, or which can be reasonably ascertained by others in the same industry who are reasonably versed in the affairs of that industry, (ii) was within your possession prior to it being furnished to you by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality with respect to such information or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its affiliates, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company of its affiliates or other party with respect to such information.

         11. You and the Company understand and agree that the terms and conditions of this Agreement, the existence of this Agreement and the circumstances giving rise to it are confidential and that neither will discuss any of the same, orally or in writing, with anyone (other than your spouse, attorney, CPA, or financial advisor, or, with respect to the Company, with employees, agents, counsel and other professionals on a need-to-know basis), unless subpoenaed or otherwise required by law to disclose the terms or conditions. You acknowledge that because of your position with the Company, the Company is required to make certain disclosures. Nothing in this provision is intended to undermine obligations you or the Company may have to comply with applicable securities laws, rules and/or regulations. You warrant that you have not engaged in any conduct that would violate this Paragraph prior to entering into this Agreement.

         12. You understand and agree that the obligations of the Company under this Agreement are conditioned upon your compliance with your obligations under this Agreement and that failure by you to comply with your obligations herein shall entitle the Company to recover from you the payments paid to you under Paragraph 0 of this Agreement.

         13. You warrant and acknowledge that you have been advised by the
Company: that you should consult with an attorney of your choice concerning this Agreement; that you have 21 days from the date of receipt of this Agreement to decide whether to agree to it; that this Agreement other than your resignation as an officer and director of the Company, may be revoked by you at any time within seven days following your signing of it; and that revocation of the Agreement renders it null and void other than your resignation as an officer and director of the Company. By signing this Agreement, you further warrant that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, that this Agreement is executed without reliance upon any statements or representations by the Company except as expressly set forth herein and that you execute this Agreement freely and voluntarily with full knowledge and understanding of its contents on the date indicated below.

         14. This Agreement shall be binding on the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit


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and to that of their respective heirs, administrators, representatives, executors, successors and assigns.

         15. You acknowledge that under this Agreement you are receiving substantial benefits to which you are not otherwise entitled and such benefits represent fair and adequate consideration for your undertakings herein, including, without limitation, the undertakings under Paragraphs 0 and a) hereof.

         16. This Agreement and the Employment Agreement as hereby modified sets forth the entire agreement between the parties concerning the matters discussed herein. The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. The terms of the Employment Agreement other than those contained in Paragraphs 9, 10, 11 and 12 shall continue in full force and effect in accordance with their terms following the date hereof.

         17. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.



                                      ENODIS CORPORATION


                                      By:   /s/ David McCulloch
                                         ---------------------------
                                      Name: David McCulloch


                                      ENODIS PLC


                                      By:    /s/ Andrew Allner
                                         ---------------------------
                                         Name: Andrew Allner
                                         Title:

ACCEPTED AND AGREED:


   /s/ David Odum
------------------------------
David Odum
Date: May 21, 2002